hibit 99.1        Press Release dated July 27, 2020

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2020 SECOND QUARTER FINANCIAL RESULTS

Pleasanton, CA – July 27, 2020 -

●	Net sales of $326.1 million increased 7.0% year-over-year
●	Strong gross margin of 45.9% improved 1.9% year-over-year
●	Income from operations of $72.2 million increased 34.6% year-over-year, operating margin of 22.1% increased 4.5% year-over-year
●	Diluted earnings per share of $1.22 increased 38.6% year-over-year
●	Providing full year 2020 financial guidance on improved demand outlook
●	Declared a $0.23 per share cash dividend

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the second quarter of 2020. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended June 30, 2020 with the quarter ended June 30, 2019.

2020 Second Quarter Financial Highlights

•	Consolidated net sales of $326.1 million increased 7.0% from $304.9 million.

◦
North America net sales of $286.8 million increased 10.7% from $259.1 million, primarily due to higher sales volumes from the return of a home center customer. Canada's net sales were adversely impacted by negative foreign currency translation. In local currency, Canada sales increased primarily due to higher sales volumes.

◦
Europe net sales of $37.4 million decreased 14.4% from $43.6 million, primarily due to lower sales volumes related to COVID-19 plant closures. Europe sales were impacted by approximately $1.2 million of negative foreign currency translations resulting from some Europe currencies weakening against the United States dollar. In local currency, Europe net sales decreased primarily due to lower sales volume.

•	Consolidated gross profit of $149.8 million increased 11.6% from $134.2 million. Gross margin increased to 45.9% from 44.0%.

◦	North America gross margin increased to 47.4% from 45.1%, primarily due to decreases in material cost, partly offset by higher labor, warehouse and shipping costs, each as a percentage of net sales.

◦	Europe gross margin decreased to 35.1% from 37.0%, primarily due to increased costs as a percentage of sales, which resulted from lower production volume.

•
Consolidated income from operations of $72.2 million increased 34.6% from $53.7 million. The increase was primarily due to the increase in gross profit and lower operating expenses. Consolidated operating margin increased to 22.1% from 17.6%.

◦	North America income from operations of $72.2 million increased from $49.8 million, primarily due to the increase in gross profit and lower operating expenses.

◦	Europe income from operations of $2.7 million decreased from $4.6 million, primarily due to lower net sales and slightly higher operating expenses.

•	The Company's effective income tax rate decreased to 25.8% from 26.4%.

•	Net income was $53.5 million, or $1.22 per diluted share of the Company's common stock, compared to net income of $39.6 million, or $0.88 per diluted share.

•	Cash flow provided by operating activities decreased approximately $10.8 million to $42.8 million from $53.6 million.

•
Cash flow used in investing activities decreased approximately $2.8 million to $13.4 million from $16.3 million. Capital expenditures were approximately $14.1 million compared to $15.3 million. Given current circumstances, the Company is maintaining its focus on tightly managing all expenses and planned capital expenditures.

Management Commentary

“We executed a strong second quarter with sales of $326.1 million improving 7% year-over-year and 15% quarter-over-quarter on higher volume despite the significant level of macroeconomic challenges resulting from COVID-19,” commented Karen Colonias, the Company's President and Chief Executive Officer. “Our sales volume improved primarily due to the addition of Lowe’s, a returning home center customer, which resulted in considerably higher demand associated with the initial product rollout into stores. We also experienced improved sales in the repair and remodel market as a result of a shift in consumer behavior toward home renovations which we believe stemmed from the COVID-19 pandemic and ongoing shelter-in-place orders. Partially offsetting this strength were volume declines specific to Europe following government ordered shutdowns in the United Kingdom and France. As a result, we produced a strong gross margin of 45.9% due to a combination of sales mix and lower material costs on improved overhead absorption. This, when coupled with our effective expense management, resulted in a 35% year-over-year increase in our income from operations to $72.2 million and strong earnings of $1.22 per diluted share.”

Mrs. Colonias concluded, “The health, safety and wellbeing of our employees is our top priority, and we have been extremely diligent in our efforts to ensure Simpson remains a safe place to work by enacting rigorous safety protocols in all of our facilities. These actions, in addition to being deemed an essential business, have enabled us to continue operating our business and serve our customers with minimal disruptions in a highly difficult environment. Looking ahead, we believe the solid demand trends we experienced in the second quarter of 2020 from the addition of Lowe’s and improved repair and remodel market will continue, offsetting the expected weakness in the housing market. As a result, we expect our full year net sales and gross margin will improve year-over-year in 2020 subject to circumstances outside of our control related to the COVID-19 pandemic. We will continue to execute our model with an emphasis on enhancing our operating efficiencies and cost savings which will serve us well through this pandemic and longer-term. Our industry leadership position, geographic reach and diverse product offerings, combined with our strong balance sheet and liquidity position gives us confidence in our ability to support current and improving future demand trends.”

Corporate Developments

•
On July 14, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.23 per share. The dividend will be payable on October 22, 2020 to the Company's stockholders of record as of October 1, 2020.

Business Outlook

On April 27, 2020, the Company withdrew its 2020 full-year outlook originally provided on February 3, 2020. At the time, the Company was unable to forecast its full-year outlook with reasonable accuracy given the uncertainty surrounding the COVID-19 pandemic and the related impact on the Company's business. The Company believes that it is now in a better position to provide full year outlook, primarily reflecting an additional quarter of actual results, as well as improved visibility on the progression of pandemic-related restrictions and the impact of those restrictions on the Company’s operations. Based on business trends and conditions as of today, July 27, the Company's outlook for the full fiscal year ending December 31, 2020 is as follows:

•	Net sales are estimated to increase in the range of 1.5% to 4.0% compared to the full year ended December 31, 2019.

•	Gross margin is estimated to be in the range of 43.0% to 45.0%.

•	Operating expenses, as a percentage of net sales, are estimated to be in the range of 27.0% to 29.0%.

•	The effective tax rate is estimated to be in the range of 24.0% to 26.0%, including both federal and state income tax rates.

While the magnitude and duration of the COVID-19 pandemic and its impact on general economic conditions remains uncertain, the Company is continuing to monitor the impact of the outbreak on its operations and financial condition, which was not significantly adversely impacted in the second quarter of 2020. Please note that ongoing uncertainties surrounding the impact of COVID-19 on Simpson’s business, which may include the economic impact on its operations, raw material costs, consumers, suppliers, vendors, and other factors outside of its control, may have a material adverse impact on the Company’s financial outlook.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s second quarter 2020 financial results conference call on Monday, July 27, 2020, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=140353 or a link on the Company’s website at www.simpsonmfg.com/financials/events.html. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, August 10, 2020, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13705693. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's Web site.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2 IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the impact of COVID-19 on our operations and supply chain, and the operations of our customers, suppliers and business partners and those discussed under Item 1A. Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K and subsequent filings with the SEC. To the extent that COVID-19 adversely affects our business and financial results, it may also have the effect of heightening many of such risk and other factors.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2020	2019	2020	2019
Net sales	$326,076	$304,853	$609,744	$564,097
Cost of sales	176,276	170,674	330,278	319,664
Gross profit	149,800	134,179	279,466	244,433
Research and development and engineering expense	12,191	11,055	25,573	23,316
Selling expense	26,834	28,687	55,361	56,799
General and administrative expense	38,636	41,345	77,107	80,893
Total operating expenses	77,661	81,087	158,041	161,008
Gain on disposal of assets	(73)	(561)	(137)	(251)
Income from operations	72,212	53,653	121,562	83,676
Interest expense, net and other	(151)	147	(2,684)	(616)
Income before taxes	72,061	53,800	118,878	83,060
Provision for income taxes	18,582	14,223	28,573	20,821
Net income	$53,479	$39,577	$90,305	$62,239
Earnings per common share:
Basic	$1.23	$0.89	$2.06	$1.39
Diluted	$1.22	$0.88	$2.05	$1.38
Weighted average shares outstanding:
Basic	43,471	44,671	43,787	44,772
Diluted	43,663	44,972	43,980	45,089
Cash dividend declared per common share	$0.23	$0.23	$0.46	$0.45
Other data:
Depreciation and amortization	$10,006	$9,757	$19,739	$19,515
Pre-tax equity-based compensation expense	$5,151	$2,494	$5,428	$6,600

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	June 30,		December 31,
(Amounts in thousands)	2020	2019	2019
Cash and cash equivalents	$315,448	$141,731	$230,210
Trade accounts receivable, net	233,867	191,282	139,364
Inventories	265,365	266,142	251,907
Other current assets	20,222	14,795	19,426
Total current assets	834,902	613,950	640,907
Property, plant and equipment, net	247,119	252,710	249,012
Operating lease right-of-use assets	36,930	35,111	35,436
Goodwill	132,335	132,312	131,879
Other noncurrent assets	33,217	35,835	38,132
Total assets	$1,284,503	$1,069,918	$1,095,366
Trade accounts payable	$49,149	$39,241	$33,351
Accrued liabilities and other current liabilities	144,265	118,000	125,556
Total current liabilities	193,414	157,241	158,907
Operating lease liabilities, net of current portion	28,893	28,164	27,930
Long-term debt, net of current portion	150,000	—	—
Deferred income tax and other long-term liabilities	17,984	16,092	16,572
Stockholders' equity	894,212	868,421	891,957
Total liabilities and stockholders' equity	$1,284,503	$1,069,918	$1,095,366

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(Amounts in thousands)	2020	2019	change*	2020	2019	change*
Net Sales by Reporting Segment
North America	$286,807	$259,073	10.7%	$535,857	$480,504	11.5%
Percentage of total net sales	88.0%	85.0%		87.9%	85.2%
Europe	37,379	43,648	(14.4)%	70,111	79,428	(11.7)%
Percentage of total net sales	11.5%	14.3%		11.5%	14.1%
Asia/Pacific	1,890	2,132	(11.4)%	3,776	4,165	(9.3)%
	$326,076	$304,853	7.0%	$609,744	$564,097	8.1%
Net Sales by Product Group**
Wood Construction	$280,724	$258,416	8.6%	$523,244	$476,029	9.9%
Percentage of total net sales	86%	84%		86%	84%
Concrete Construction	45,304	46,360	(2.3)%	86,316	87,936	(1.8)%
Percentage of total net sales	14%	16%		14%	16%
Other	48	77	N/M	184	132	N/M
	$326,076	$304,853	7.0%	$609,744	$564,097	8.1%
Gross Profit (Loss) by Reporting Segment
North America	$136,024	$116,880	16.4%	$254,819	$215,277	18.4%
North America gross margin	47.4%	45.1%		47.6%	44.8%
Europe	13,106	16,132	(18.8)%	23,807	27,686	(14.0)%
Europe gross margin	35.1%	37.0%		34.0%	34.9%
Asia/Pacific	484	1,149	(57.9)%	651	1,469	(55.7)%
Administrative and all other	186	18	N/M	189	1	N/M
	$149,800	$134,179	11.6%	$279,466	$244,433	14.3%
Income (Loss) from Operations
North America	$72,196	$49,838	44.9%	$125,757	$82,652	52.2%
North America operating margin	25.2%	19.2%		23.5%	17.2%
Europe	2,696	4,643	(41.9)%	1,026	4,259	(75.9)%
Europe operating margin	7.2%	10.6%		1.5%	5.4%
Asia/Pacific	(75)	186	N/M	(679)	(355)	N/M
Administrative and all other	(2,605)	(1,014)	N/M	(4,542)	(2,880)	N/M
	$72,212	$53,653	34.6%	$121,562	$83,676	45.3%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400